UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

TRISTAR WELLNESS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29981	91-2027724
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 SW Washington Street, Suite 200 Portland, OR 97205 (Address of principal executive offices) (zip code)

(971)-223-1027 (Registrant's telephone number, including area code)

___________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.03  Bankruptcy or Receivership.

On January 15, 2016 TriStar Wellness Solutions, Inc. (the "Company") ceased operations and commenced bankruptcy proceedings (the "Chapter 7 Case") by filing a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the "Code"), to initiate an orderly liquidation of the assets of the Company. The Chapter 7 Case was filed in the United States Bankruptcy Court for the District of Oregon. As a result of the filing, a Chapter 7 trustee will be appointed in the Chapter 7 Case (the "Chapter 7 Trustee"), and the assets of the Company will be liquidated in accordance with the Code.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Each of the directors of the Company, Dr. Michel Boileau, Mr. Stuart Sands, and Mr. Michael Wax, resigned as a member of the Company's board of directors effective immediately upon the filing of the Chapter 7 Case. The resignations are not the result of any disagreement with the Company regarding the Company's operations, policies, or practices, but are because of the filing of the Chapter 7 Case. The Chapter 7 trustee will assume control over the assets of the Company, effectively eliminating the authority and powers of the board of directors of the Company.

Mr. Wax, Interim Chief Executive Officer and President and Interim Chief Financial Officer of the Company, also resigned all of his officer positions with the Company effective immediately upon the filing of the Chapter 7 Case. Mr. Wax was the only officer of the Company at the time of his resignation.

The appointment of the Chapter 7 trustee will effectively eliminate the authority and powers of the officers of the Company to act on behalf of the Company.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

99.1	Press Release dated Janury 15, 2016

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriStar Wellness Solutions, Inc. a Nevada corporation

Dated: January 15, 2016	By:	/s/ Michael Wax
	Name:	Michael Wax
	Its:	Interim Chief Executive Officer